Exhibit 99

Eaton Reports Fourth Quarter Earnings per Share of $1.46, Up 13 Percent Over the Fourth Quarter of 2017, Excluding 2017 Income Related to the U.S. Tax Bill

Fourth Quarter Organic Sales Growth of 7 Percent

Earnings Per Share for 2019 Expected to be Between $5.70 and $6.00, Reflecting 9 Percent Growth at Midpoint of Range Excluding the Impact of the 2018 Arbitration Decision

DUBLIN, Ireland--(BUSINESS WIRE)--January 31, 2019--Power management company Eaton Corporation plc (NYSE:ETN) today announced that earnings per share were $1.46 for the fourth quarter of 2018. This represents an increase of 13 percent over the fourth quarter of 2017, excluding the $62 million of income in the fourth quarter of 2017 related to the U.S. tax bill.

Sales in the fourth quarter of 2018 were $5.5 billion, up 5 percent over the same period in 2017. The sales increase consisted of 7 percent growth in organic sales, partially offset by 2 percent negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “We had a very strong fourth quarter, with better-than-expected organic revenue growth and margins. Organic growth came in at 7 percent, 1 percent higher than our guidance. Our segment margins in the fourth quarter were 17.4 percent, 20 basis points above the midpoint of our margin guidance and 100 basis points over the fourth quarter of 2017.

“Operating cash flow in the fourth quarter, excluding the $300 million payment for the arbitration decision related to the legacy Cooper business, was $1.1 billion,” said Arnold. “We took advantage of the significant pullback in financial markets in December and repurchased $700 million of our shares in the fourth quarter. This represents 2.3 percent of our shares outstanding at the start of the quarter. We intend to continue taking advantage of any periods of share price weakness to buy our shares back.”

For full year 2018, sales were $21.6 billion, 6 percent higher than 2017. Segment margins were 16.8 percent, up 100 basis points over 2017. Earnings per share were $4.91, and excluding the impact of the arbitration decision, earnings per share were $5.39. This represents an increase of 16 percent over 2017, excluding the 2017 gain on the Eaton Cummins joint venture and the 2017 income related to the U.S. tax bill. Operating cash flow in 2018 was $3.0 billion, excluding the $300 million arbitration payment related to the legacy Cooper business. During 2018, share repurchases totaled 17.5 million shares, at a cost of $1.3 billion, representing 4.0 percent of shares outstanding at the beginning of the year.

“Looking at 2019, we expect our organic revenues to grow between 4 and 5 percent, partially offset by approximately 1 percent from negative currency translation,” said Arnold. “We anticipate segment margins to be between 17.0 percent and 17.4 percent, representing at the midpoint a 40 basis point improvement over 2018.

“We expect 2019 earnings per share to be between $5.70 and $6.00, representing at the midpoint a 9 percent increase over 2018 excluding the 2018 arbitration decision,” said Arnold. “We anticipate earnings per share for the first quarter of 2019 to be between $1.18 and $1.28, a 12 percent increase at the midpoint over the first quarter of 2018.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, up 3 percent over the fourth quarter of 2017. Organic sales were up 5 percent, partially offset by 2 percent from negative currency translation. Operating profits were $327 million, up 3 percent over the fourth quarter of 2017.

“Operating margins in the fourth quarter were 18.2 percent, flat with 2017,” said Arnold. “Orders in the fourth quarter were up 3 percent over the fourth quarter of 2017, driven by solid growth in both industrial and residential markets in the Americas.”

Sales for the Electrical Systems and Services segment were $1.6 billion, up 8 percent over the fourth quarter of 2017. Organic sales were up 10 percent, currency translation was negative 1 percent, and the sale in 2017 of our stake in a small joint venture reduced sales by 1 percent. Operating profits were a record $268 million, up 19 percent over the fourth quarter of 2017.

“Operating margins were 16.6 percent, an improvement of 160 basis points over 2017 and an all-time record,” said Arnold. “Orders in the fourth quarter were up 12 percent over the fourth quarter of 2017, led by strong growth in all major end markets in the Americas and in EMEA.”

Hydraulics segment sales were $653 million, up 6 percent over the fourth quarter of 2017. Organic sales were up 8 percent, partially offset by 2 percent from negative currency translation. Operating profits in the fourth quarter were $85 million, up 15 percent over the fourth quarter of 2017.

“Operating margins in the quarter were 13.0 percent, an improvement of 90 basis points over 2017,” said Arnold. “Orders in the fourth quarter decreased 4 percent from the fourth quarter of 2017, driven by a decline in EMEA similar to what we saw in the second and third quarters.”

Aerospace segment sales were $497 million, up 13 percent over the fourth quarter of 2017, all coming from organic sales growth. Operating profits in the fourth quarter were an all-time record $114 million, up 30 percent over the fourth quarter of 2017.

“Operating margins in the quarter were 22.9 percent, 290 basis points over 2017, an all-time record,” said Arnold. “Orders in the quarter were up 17 percent over the fourth quarter of 2017. We saw particular strength in orders for commercial transports, military fighters, and both commercial and military aftermarkets.”

The Vehicle segment posted sales of $821 million, down 2 percent from the fourth quarter of 2017, entirely driven by negative currency translation. Operating profits in the fourth quarter were $147 million, up 4 percent over the fourth quarter of 2017.

“Our revenue growth in Vehicle was affected by revenues transferring over to the Eaton Cummins joint venture. The joint venture’s revenues grew 45 percent in the fourth quarter of 2018,” said Arnold. “Operating margins for Vehicle in the quarter were 17.9 percent, an improvement of 90 basis points over 2017.”

eMobility segment sales were $80 million, up 10 percent over the fourth quarter of 2017. Organic sales were up 11 percent, partially offset by 1 percent from negative currency translation. Operating profits in the fourth quarter were $9 million, down 10 percent from the fourth quarter of 2017 due to increased R&D investments.

“Operating margins in the quarter were 11.3 percent,” said Arnold. “We continue to make good progress in new product development and we are ahead of most of the 2018 year-end objectives we had set for eMobility.”

Eaton is a power management company with 2018 sales of $21.6 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 99,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern Time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full-year 2019 earnings per share, organic revenue growth, and segment margins, as well as anticipated share repurchases. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; natural disasters; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the twelve months ended December 31, 2018 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2018	2017	2018	2017
Net sales	$5,459	$5,213	$21,609	$20,404

Cost of products sold	3,670	3,535	14,511	13,756
Selling and administrative expense	869	857	3,548	3,526
Research and development expense	145	144	584	584
Interest expense - net	66	65	271	246
Gain on sale of business	—	—	—	1,077
Arbitration decision expense	—	—	275	—
Other (income) expense - net	(17)	(23)	(4)	1
Income before income taxes	726	635	2,424	3,368
Income tax expense	94	1	278	382
Net income	632	634	2,146	2,986
Less net income for noncontrolling interests	(1)	—	(1)	(1)
Net income attributable to Eaton ordinary shareholders	$631	$634	$2,145	$2,985

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.46	$1.43	$4.91	$6.68
Basic	1.46	1.44	4.93	6.71

Weighted-average number of ordinary shares outstanding
Diluted	432.4	443.3	436.9	447.0
Basic	429.9	440.3	434.3	444.5

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$631	$634	$2,145	$2,985
Excluding acquisition integration charges (after-tax)	—	1	—	2
Adjusted earnings	$631	$635	$2,145	$2,987

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.46	$1.43	$4.91	$6.68
Excluding per share impact of acquisition integration charges (after-tax)	—	—	—	—
Adjusted earnings per ordinary share	$1.46	$1.43	$4.91	$6.68

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2018	2017	2018	2017
Net sales
Electrical Products	$1,797	$1,750	$7,124	$6,917
Electrical Systems and Services	1,611	1,498	6,024	5,666
Hydraulics	653	614	2,756	2,468
Aerospace	497	441	1,896	1,744
Vehicle	821	837	3,489	3,326
eMobility	80	73	320	283
Total net sales	$5,459	$5,213	$21,609	$20,404

Segment operating profit
Electrical Products	$327	$318	$1,311	$1,233
Electrical Systems and Services	268	225	896	770
Hydraulics	85	74	370	288
Aerospace	114	88	398	332
Vehicle	147	142	611	541
eMobility	9	10	44	50
Total segment operating profit	950	857	3,630	3,214

Corporate
Amortization of intangible assets	(93)	(100)	(382)	(388)
Interest expense - net	(66)	(65)	(271)	(246)
Pension and other postretirement benefits income (expense)	3	(7)	(1)	(45)
Gain on sale of business	—	—	—	1,077
Arbitration decision expense	—	—	(275)	—
Other corporate expense - net	(68)	(50)	(277)	(244)
Income before income taxes	726	635	2,424	3,368
Income tax expense	94	1	278	382
Net income	632	634	2,146	2,986
Less net income for noncontrolling interests	(1)	—	(1)	(1)
Net income attributable to Eaton ordinary shareholders	$631	$634	$2,145	$2,985

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
(In millions)
Assets
Current assets
Cash	$283	$561
Short-term investments	157	534
Accounts receivable - net	3,858	3,943
Inventory	2,785	2,620
Prepaid expenses and other current assets	507	679
Total current assets	7,590	8,337

Property, plant and equipment - net	3,467	3,502

Other noncurrent assets
Goodwill	13,328	13,568
Other intangible assets	4,846	5,265
Deferred income taxes	293	253
Other assets	1,568	1,698
Total assets	$31,092	$32,623

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$414	$6
Current portion of long-term debt	339	578
Accounts payable	2,130	2,166
Accrued compensation	457	453
Other current liabilities	1,814	1,872
Total current liabilities	5,154	5,075

Noncurrent liabilities
Long-term debt	6,768	7,167
Pension liabilities	1,304	1,226
Other postretirement benefits liabilities	321	362
Deferred income taxes	349	538
Other noncurrent liabilities	1,054	965
Total noncurrent liabilities	9,796	10,258

Shareholders’ equity
Eaton shareholders’ equity	16,107	17,253
Noncontrolling interests	35	37
Total equity	16,142	17,290
Total liabilities and equity	$31,092	$32,623

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2018 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, net income per ordinary share excluding the per share impact of the arbitration decision expense, net income per ordinary share excluding the gain on the sale of a business and income from the 2017 United States (U.S.) tax bill, net income per ordinary share excluding the income from the 2017 U.S. tax bill, operating profit before acquisition integration charges for each business segment as well as corporate, and operating cash flows excluding payments for the arbitration decision, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Net income per ordinary share of $4.91 for the year ended December 31, 2018 was $5.39 excluding the $0.48 per share expense from an arbitration decision related to the legacy Cooper business, which was acquired in 2012 (see Note 2).

During the fourth quarter of 2018 and full year 2018, operating cash flows of $0.8 billion and $2.7 billion, respectively, would have been $1.1 billion and $3.0 billion, respectively, excluding the $297 payment made during the fourth quarter for the arbitration decision.

Net income per ordinary share of $1.43 for the three months ended December 31, 2017 was $1.29 excluding $0.14 per share of income from the 2017 U.S. tax bill. Net income per ordinary share of $6.68 for the year ended December 31, 2017 was $4.65 excluding $1.89 per share from the gain on the sale of the business related to the Eaton Cummins Automated Transmission Technologies joint venture and $0.14 per share of income from the 2017 U.S. tax bill.

Note 2. ARBITRATION DECISION

Eaton announced in a press release on August 29, 2018 that certain subsidiaries it acquired in the 2012 acquisition of Cooper Industries have been ordered to pay $293 by an arbitration panel. The panel’s award, issued on August 23, 2018, is related to claims brought by Pepsi-Cola Metropolitan Bottling Company, Inc. (“Pepsi”).

As Eaton previously disclosed, the dispute related to Pepsi’s claims that it was harmed by a 2011 settlement agreement that resolved litigation Pneumo Abex, LLC had previously brought against various Cooper entities. The litigation involved, among other things, a guaranty related to Pneumo Abex’s friction products business. Pepsi claimed that the value contributed to Pneumo Abex and a newly established trust in exchange for a release of the guaranty was substantially below reasonably equivalent value, and that an inability of Pneumo Abex to satisfy future liabilities may result in plaintiffs suing Pepsi under various theories. There are no other pending claims related to the contributions made for the release of the guaranty.

A Texas state court confirmed the arbitration award at the confirmation hearing, which was held on October 12, 2018. On November 2, 2018, the Company appealed. On November 28, 2018, the Company paid $297, the full judgment plus accrued post-judgment interest, to Pneumo Abex and preserved its rights, including to pursue the appeal, which is pending.

The impact of the arbitration award was an after-tax expense of $206 in the third quarter 2018, reducing 2018 earnings per share by $0.48.

Note 3. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges
	Three months ended December 31
	2018	2017	2018	2017	2018	2017
Business segments
Electrical Products	$—	$1	$327	$318	$327	$319
Electrical Systems and Services	—	—	268	225	268	225
Hydraulics	—	—	85	74	85	74
Aerospace	—	—	114	88	114	88
Vehicle	—	—	147	142	147	142
eMobility	—	—	9	10	9	10
Total business segments	—	1	$950	$857	$950	$858
Corporate	—	—
Total acquisition integration charges before income taxes	—	1
Income taxes	—	—
Total after income taxes	$—	$1
Per ordinary share - diluted	$—	$—

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges
	Year ended December 31
	2018	2017	2018	2017	2018	2017
Business segments
Electrical Products	$—	$4	$1,311	$1,233	$1,311	$1,237
Electrical Systems and Services	—	—	896	770	896	770
Hydraulics	—	—	370	288	370	288
Aerospace	—	—	398	332	398	332
Vehicle	—	—	611	541	611	541
eMobility	—	—	44	50	44	50
Total business segments	—	4	$3,630	$3,214	$3,630	$3,218
Corporate	—	—
Total acquisition integration charges before income taxes	—	4
Income taxes	—	2
Total after income taxes	$—	$2
Per ordinary share - diluted	$—	$—

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. In Business Segment Information, the charges reduced Operating profit of the related business segment.

CONTACT:
Eaton Corporation plc
Kelly Jasko, Media Relations, +1 (440) 523-5304
kellymjasko@eaton.com
or
Don Bullock, Investor Relations, +1 (440) 523-5127